Exhibit 10.1

July 2, 2021	Modine Manufacturing Company 1500 DeKoven Avenue Racine, Wisconsin 53403-2552 Tel. 262.636.1200 Fax 262.631.1742

Mr. Adrian Peace
Address Withheld

Dear Adrian,

We are excited about the prospect of you joining Modine as Vice President of our Commercial and Industrial Solutions (CIS) Business Segment!  This position is based out of our Racine, Wisconsin global headquarters, reporting to Neil Brinker – President and CEO.

Outlined below are the terms and conditions of your position with Modine. In developing this offer, our goal has been to provide you with an attractive and competitive compensation package as you undertake your new position with Modine (Employment Start Date To be Determined). When you accept this offer and commence work on the Employment Start Date, the following will apply to you:

1.	Base Salary. Your starting base salary will be $415,000 (or as paid bi-weekly by Modine $15,961.54), less applicable taxes, deductions and withholdings. Your base salary will be reviewed annually.

2.
Incentive Compensation. You are eligible to participate in Modine’s annual management incentive program.  Bonus awards are based on attainment of specified Company operating and financial goals.  For fiscal year 2022 (for clarity, the fiscal year ending 3/31/2022), your targeted annual management incentive opportunity is 60% of base annual salary, with upside potential to 200% of this target (effectively 120% of base salary), where your eligibility for such bonus shall be based upon results and performance in FY22, with any payout earned being pro-rated by the number of months you are employed in FY22, rounded to the nearest full month.  The terms and conditions of Modine’s annual management incentive program are subject to the discretion of the Human Capital & Compensation Committee (the Committee) and the Board.  Please review the attached FY22 MIP Training for more information.

3.
Equity Awards. Your targeted annual long-term incentive (LTI) opportunity is 100% of base salary in the form of 35% Restricted Stock Units, 20% Stock Options and 45% Performance Cash. The terms and conditions of these grants will be subject to the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “2020 ICP”), as applicable, and will be similar to the long-term incentive awards granted to other senior executive officers of the Company for FY22.  Your FY22 LTI target will be pro-rated based on the number of months you are employed in FY22, rounded to the nearest full month.  Commencing with the fiscal year beginning April 1, 2022, you will be eligible for annual equity or long-term incentive awards under the 2020 ICP or any subsequent or similar plan adopted by Modine.   The terms and conditions of these grants  (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be on terms and conditions similar to the annual long-term incentive awards granted to other senior executive officers of the Company at the time of such grants. Following FY22, the actual grant date value and form of any equity awards during your employment with Modine shall be determined in the discretion of the Committee and the Board.  All of such annual grants/vestings shall be subject to any applicable tax withholding or deductions.  Please review the attached FY22-24 LTIP Training for more information.

4.	Clawbacks. All bonuses and equity grants are subject to Modine "clawback" policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform.

5.
Stock Ownership. On the fifth anniversary of your Employment Start Date, you will be expected to hold shares of Modine stock with a value equal to three times your base salary.  For this purpose, share ownership shall be determined in accordance with Modine’s share ownership guidelines, and may be modified by the Committee.

6.
Benefits. Modine offers an excellent package of employee benefits, which includes, medical, dental, vision, life insurance, and other programs.  In addition, you will be eligible to participate in the benefit plans available to Modine’s executive officers, including Modine’s 401(k) Retirement Savings Plan, and the Modine Deferred Compensation Plan. Please refer to benefit plan documents for eligibility and the attached Benefits That Make a Difference Brochure.

You will be expected to travel in connection with your employment. Modine will provide you with a corporate credit card to which these travel charges will be applied and will reimburse you for any additional reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with Modine's expense reimbursement policies.

7.
Vacation and Holidays. You are eligible for vacation and holidays in accordance with Modine’s policy. You will receive four (4) documented weeks of vacation each fiscal year.  Your FY22 vacation eligibility will be pro-rated based on the number of months you are employed in FY22.  In addition, Racine-based employees enjoy thirteen (13) paid holidays annually.

8.
No Conflict with Prior Agreements. As a condition of Modine’s obligations under this agreement, you must provide a written waiver of the terms of any applicable restrictive covenants with your former employer or any entity affiliated with your former employer that may be triggered by your employment by Modine. The parties acknowledge that such waiver, in a form agreeable to Modine, has been received. By signing this agreement, you represent that your employment with Modine shall not breach any agreement you have with any third party.

9.
Obligations. During your employment, you shall devote your full business efforts and time to Modine. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of companies that are not competitors to Modine, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Modine. Any outside activities must be in compliance with and approved if required by Modine 's Code of Conduct or Corporate Governance Guidelines.

10.
Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Modine, with or without cause and with or without advance notice.  Upon satisfying eligibility requirements of the plan, you will be a participant in the Supplemental Severance Plan Under the Modine Salaried Employee Severance Plan.

11.
Code of Conduct and Modine Policies. Modine is committed to creating a positive work environment and conducting business ethically. As an employee of Modine, you will be expected to abide by the Company's policies and procedures including Modine’s Code of Conduct and Modine’s Corporate Governance Guidelines. Modine requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Conduct Acknowledgment Form.

12.
Confidentiality. During your employment with the Company, the Company will provide you with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. You agree that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of your employment with the Company for any reason, you agree to immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Company, you will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of your employment with the Company. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company.

13.	Noncompetition; Nonsolicitation.

a.
During Employment.  You agree that during the time of your employment with Company, you will not, directly or indirectly, perform duties as or for a Competitor, or participate in the inducement of or otherwise encourage Company clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company.

b.
Post-Employment Non-Competition.  For a period of 24 months following the termination of your employment with Company, you will not, directly or indirectly, perform duties as or for a Competitor that are the same as or similar to the duties performed by you for the Company at any time during any part of the 24 month period preceding the termination of your employment with Company anywhere in the Territory.  The term “Competitor” shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service which is directly competitive with any product or service of the Company about which you acquired Confidential Information by reason of your work with the Company.  The term “Territory” shall mean the geographic territory in which the Company conducted business during any part of the 24 month period preceding the termination of your employment with the Company.

c.
Post-Employment Non-Solicitation of Clients.  For a period of 24 months following the termination of your employment with Company, you will not, directly or indirectly, market, sell or provide, or attempt to market, sell or provide, to any Restricted Client any products or services of the type marketed, sold or provided by you (or your direct reports) on behalf of the Company at any time during any part of the 24 month period preceding the termination of your employment with Company.  The term “Restricted Client” means any individual or entity (i) for whom/which the Company sold or provided products or services; and (ii) with whom/which you, or a Company employee or agent acting under your direct supervision, had contact on behalf of the Company, or about whom/which you acquired non-public or proprietary information as a result of your employment by the Company, in the case of both (i) and (ii), above, during any part of the 24 month period preceding the termination of your employment with Company.

d.
Post-Employment Non-Solicitation of Restricted Persons.  For a period of 24 months following the termination of your employment with Company, you will not, directly or indirectly, solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.  The term “Restricted Person” means an employee of the Company at the time of the solicitation who is (i) a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace; and (ii) is an employee with whom Employee had a working relationship or about whom Employee acquired or possessed specialized knowledge in connection with Employee’s employment with the Company, during the 24 month period preceding the termination of your employment with the Company.

14.
Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements by you which are truthful, complete and made in good faith in response to legal process or governmental inquiry or as allowed by applicable law. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this agreement.

15.
Entire Agreement. This agreement and the referenced documents and agreements constitute the entire agreement between you and Modine with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Modine concerning those subject matters.

16.
Eligibility to Work in the United States. In order for Modine to comply with United States law, we ask that on your Employment Start Date you bring to Modine appropriate documentation to verify your authorization to work in the United States. Modine may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

17.
IRC 409A. This agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code (the "Code") and shall be interpreted and administered accordingly. If any provision or term of this Agreement would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.  Each severance payment shall be treated as a separate and distinct "payment" for purposes of Code Section 409A. Accordingly, any such payments that would otherwise be payable (i) within 2-½ months after the end of Modine’s taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) within 2-½ months after your taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, whichever occurs later (the "Short Term Deferral Period"), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short-Term Deferral Period which meet the conditions for the severance pay exception under Section 409A shall also be exempt from Section 409A.   A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered "nonqualified deferred compensation" under Section 409A of the Code unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such "separation from service" of you, and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Further, any reimbursements to be provided by the Company pursuant to this agreement shall be paid to you pursuant to the applicable Company reimbursement policy, but in no event later than the calendar year following the calendar year in which you incur the expense.

18.	Background Check. You represent that all information provided by you to Modine or its agents with regard to your background is true and correct.

19.
Pre-Employment Drug Screen.  Please be aware that this offer is contingent upon your ability  to successfully complete a pre-employment drug screen. The drug screen will be scheduled following your acceptance of our offer.

20.
Choice of Law, Jurisdiction, Venue. This letter and all disputes arising hereunder or relating hereto shall be governed by the internal laws of the state of Wisconsin, without regard to its conflict of laws principles. EACH OF THE PARTIES HERETO (A) SUBMITS TO THE JURISDICTION OF THE STATE COURTS LOCATED IN THE COUNTY OF RACINE, WISCONSIN, U.S.A., OR THE U.S. FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER; (B) AGREES THAT ANY CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD OR DETERMINED ONLY IN SUCH COURT; (C) AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER IN ANY OTHER COURT UNLESS OR UNTIL SUCH COURT HAS FINALLY REFUSED TO EXERCISE JURISDICTION; AND (D) WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT.

21.
Notices. All notices and other communications under this letter shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Peace:

Adrian Peace
Address Withheld

If to Modine:

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI 53403
Attn: Brian Agen – Vice President, HR

22.
Consistency with Applicable Law.  You acknowledge and agree that nothing in this agreement prohibits you from reporting possible violations of law to any governmental agency, regulatory body or entity, from making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by a governmental agency or regulatory body.  You do not need the prior authorization of the Company’s legal department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures; however, the Company encourages you to do so.

23.
Severability.  The obligations imposed by, and the provisions of, this agreement are severable and should be construed independently of each other.  If any court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

We look forward to your joining Modine. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Brian Agen

Modine Manufacturing Company
Brian Agen – Vice President, HR

I accept this offer of employment with Modine Manufacturing Company and agree to the terms and conditions outlined in this letter.

/s/ Adrian I. Peace	July 9th, 2021
Adrian Peace	Date

Enclosures
Cc: HR file